Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Financial Media Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the Fourth Quarter and Fiscal Year Ended

July 31, 2016 and Declares Quarterly Cash Dividend

Revenue and Operating Margin In-line with Expectations; Fiscal 2017 Returns to Growth Driven by

Strength in Ultrasound and Security

PEABODY, Mass. (September 21, 2016)—Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its fourth quarter and fiscal year ended July 31, 2016.

Highlights during the fourth quarter (comparisons are against Q4 of fiscal 2015) included:

•	Revenue of $138.1 million, down 11%

•	Gross margin of 45.9%, up 4.4 pts.

•	GAAP operating margin of 10.2%; Non-GAAP operating margin of 14.3%, up 40 bps.

•	GAAP diluted EPS of $0.70; Non-GAAP diluted EPS of $1.02

Highlights for fiscal year 2016 (comparisons are against fiscal 2015) included:

•	Revenue of $508.8 million, down 6%

•	Gross margin of 44.8%, up 2.3 pts.

•	GAAP operating margin of 5.0%; Non-GAAP operating margin of 12.5%, up 90 bps.

•	GAAP diluted EPS of $0.96; Non-GAAP diluted EPS of $3.54

•	Positive operating cash flows of $33 million, which includes $14.9 million settlement for BK Medical matter

Jim Green, president and CEO, commented, “Revenue for the fourth quarter and full year came in lower, as we expected, due to international tender delays in Security and lower revenues in our legacy OEM probe business coupled with a strong comparison to Q4 last year. Our non-GAAP operating margin improved for the quarter and year despite lower revenues driven by our focus on cost and operational efficiency. This bodes well for bottom line growth in fiscal 2017 as revenues increase.”

Analogic Corporation        8 Centennial Drive, Peabody, MA 01960        978-326-4000        www.analogic.com

Revenue for the fourth quarter of fiscal 2016 was $138.1 million, a decrease of 11% compared with revenue of $154.5 million in the fourth quarter of fiscal 2015. GAAP net income for the fourth quarter of fiscal 2016 was $8.8 million, or $0.70 per diluted share, compared with net income of $10.9 million, or $0.86 per diluted share, in the fourth quarter of fiscal 2015. The decrease in GAAP net income and EPS for the fourth quarter of fiscal 2016 compared with fiscal 2015 is partially due to $0.07 per diluted share of restructuring expense associated with the 2016 Restructuring Plan previously announced in the fourth quarter of fiscal 2015.

Non-GAAP net income for the fourth quarter of fiscal 2016 was $12.8 million, or $1.02 per diluted share, compared with $16.1 million, or $1.28 per diluted share, in the prior year’s fourth quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

For fiscal 2016, revenue totaled $508.8 million, down 6% from the same period in the prior year. Fiscal year-to-date GAAP net income was $12.1 million, or $0.96 per diluted share, compared with net income of $33.5 million, or $2.66 per diluted share, from the same period in 2015. The decrease in GAAP net income and EPS for fiscal 2016 compared with fiscal 2015 was mostly due to the impact of $0.83 per diluted share associated with the resolution of the inquiry involving our Danish subsidiary, $0.51 per diluted share of restructuring charges associated with the 2016 Restructuring Plan announced in the fourth quarter of fiscal 2015, and $0.38 per diluted share of discrete tax benefits in FY2015.

Full year non-GAAP net income was $44.7 million, or $3.54 per diluted share, compared with $51.0 million, or $4.05 per diluted share, in the same period last year. Included in both GAAP and non-GAAP net income for fiscal 2015 is a discrete tax benefit totaling $0.38 per diluted share.

Green continued, “I am very pleased to report that our direct ultrasound business continues to generate solid performance, posting another quarter of double-digit growth. We expect that our legacy OEM probes business will remain steady at approximately $12 million annual, with negative year-over-year comparisons winding down in the first half of the year. The full ultrasound business is expected to generate significant revenue growth and improved operating margins for FY17.”

“Medical Imaging was slightly down for the quarter, affected by timing of MRI and Mammography shipments. Our CT business in China continues to grow nicely with over 130 systems shipped. We expect Medical Imaging revenues to be roughly flat for FY17.”

“Our Security business was challenged this quarter, down 45%, on a very tough comparison to Q4 FY15 and due to delays with international airport tenders that we believe will reverse course next year. Our Security business is poised to return to double-digit growth in FY17 as we see strengthening in the international markets.”

Fiscal 2017 Outlook

For fiscal 2017, revenue is expected to grow mid-single digits with continued non-GAAP operating margin expansion targeting approximately 1 point resulting in non-GAAP earnings growth of 10% to 14%.

-	Ultrasound is expected to grow in the mid teens with improving non-GAAP operating margins to the mid-single digits driven by strong double-digit growth in direct systems sales. Legacy OEM probe revenue is expected to stabilize at approximately $12 million for the year.

-	Medical Imaging is expected to be roughly flat with continued high-teens, non-GAAP operating margins driven by Highly Ruggedized CT system growth in China. Mammography detector growth will be offset by MRI.

-	Security and Detection returns to double-digit growth with mid-teens non-GAAP operating margin driven by a strengthening outlook for international high-speed tenders coupled with improving revenue run-rate for medium-speed systems for U.S.

We do not provide GAAP operating margin and earnings outlook because we are unable to reliably forecast many of the items that are excluded from the calculation of non-GAAP operating margin and earnings. These items could cause our GAAP operating margins and earnings to differ materially from the corresponding non-GAAP values. For more information, see “Use of Non-GAAP Financial Measures,” below.

Segment Revenues for the Fourth Quarter and Fiscal 2016

Medical Imaging segment revenue was $77.9 million for the fourth quarter of fiscal 2016, down 4% from revenue of $80.8 million in the same period of fiscal 2015, primarily due to timing of MR and mammography detector shipments offset by increases in CT. For the fiscal year, Medical Imaging revenues were $289.2 million, down 1% from fiscal 2015.

Direct Ultrasound revenue was up 10% for the quarter compared with last year due to strong sales in Europe and China. Overall, Ultrasound segment revenue was $45.6 million for the fourth quarter of fiscal 2016, down 4% from revenue of $47.3 million in the same period of fiscal 2015, due to the expected 58% decline in OEM probe revenue, which was partially offset by strong double-digit growth in North America and China. For the fiscal year, Ultrasound segment revenues were $163.2 million, down 2% from fiscal 2015.

Security and Detection segment revenue was $14.5 million for the fourth quarter of fiscal 2016, down 45% from revenue of $26.4 million in the same period of fiscal 2015, on lower medium-speed and high-speed system shipments. For the fiscal year, Security and Detection revenues were $56.4 million, down 31% from fiscal 2015.

Quarterly Cash Dividend

On September 16, 2016, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its fourth fiscal quarter ended July 31, 2016. The cash dividend will be payable on October 12, 2016, to shareholders of record on October 1, 2016.

Use of Non-GAAP Financial Measures

This document includes non-GAAP financial measures that are not in accordance with, nor an alternative to, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. An explanation and a reconciliation of our non-GAAP measures are provided at the end of this press release.

With respect to forwarding-looking measures, we provide an outlook for our non-GAAP operating margins and earnings. We do not provide operating margin or earnings outlook on a GAAP basis. Many of the items that we exclude from our non-GAAP operating margin and earnings calculations, such as amortization of intangibles, acquisition related costs, restructuring expenses, and one-time tax adjustments, are less capable of being controlled or reliably predicted by management. These items could cause our GAAP operating margins and earnings to vary materially from the corresponding Non-GAAP figures presented in our outlook statements.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call

Analogic will conduct an investor conference call on Wednesday, September 21, 2016 at 5:00 p.m. (ET) to discuss the fourth quarter and outlook for fiscal 2017. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight Friday, October 21, 2016. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 52229384.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight October 21, 2016. For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	July 31, 2016	July 31, 2015	July 31, 2016	July 31, 2015
Net revenue:
Product	$136,309	$152,475	$502,752	$531,161
Engineering	1,742	1,996	6,096	9,130

Total net revenue	138,051	154,471	508,848	540,291

Cost of sales:
Product	73,222	88,713	275,632	302,974
Engineering	1,415	1,716	5,151	7,830

Total cost of sales	74,637	90,429	280,783	310,804

Gross profit	63,414	64,042	228,065	229,487

Operating expenses:
Research and product development	16,850	17,512	67,119	68,462
Selling and marketing	18,988	16,207	65,266	63,489
General and administrative	12,114	14,657	60,826	57,291
Restructuring	1,372	(37)	9,641	(354)

Total operating expenses	49,324	48,339	202,852	188,888

Income from operations	14,090	15,703	25,213	40,599
Total other income (expense), net	3	285	(4,897)	434

Income before income taxes	14,093	15,988	20,316	41,033
(Benefit from) provision for income taxes	5,326	5,115	8,189	7,552

Net income	$8,767	$10,873	$12,127	$33,481

Net income per share
Basic	$0.71	$0.88	$0.98	$2.70
Diluted	$0.70	$0.86	$0.96	$2.66
Dividends declared and paid per share	$0.10	$0.10	$0.40	$0.40
Weighted-average shares outstanding:
Basic	12,371	12,425	12,402	12,407
Diluted	12,554	12,600	12,615	12,606

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	July 31, 2016	July 31, 2015
Assets:
Cash and cash equivalents	$118,697	$123,800
Accounts receivable, net	112,412	119,301
Inventory	145,513	132,712
Other current assets	12,182	20,765

Total current assets	388,804	396,578
Property, plant, and equipment, net	107,790	106,299
Intangible assets and goodwill, net	119,109	106,949
Other non-current assets	17,194	14,753

Other assets	136,303	121,702

Total Assets	$632,897	$624,579

Liabilities and Stockholders’ Equity:
Accounts payable	$28,575	$30,493
Accrued liabilities	41,057	40,110
Other current liabilities	8,835	9,191

Total current liabilities	78,467	79,794
Long-term liabilities	23,253	13,375
Stockholders’ equity	531,177	531,410

Total Liabilities and Stockholders’ Equity	$632,897	$624,579

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	July 31, 2016	July 31, 2015	July 31, 2016	July 31, 2015
GAAP Income From Operations	$14,090	$15,703	$25,213	$40,599
Share-based compensation expense (Note 1)	1,720	2,530	8,797	10,938
Acquisition-related revenues and expenses (Note 2)	2,360	2,330	9,376	9,164
BK Medical distributor matter inquiry related costs (Note 3)	195	974	10,467	2,378
Restructuring (Note 4)	1,372	(37)	9,641	(354)

Non-GAAP Income From Operations	$19,737	$21,500	$63,494	$62,725

Percentage of Total Net Revenue	14.3%	13.9%	12.5%	11.6%
GAAP Other Income (Expense), net	$3	$285	$(4,897)	$434
BK Medical distributor matter inquiry related costs (Note 3)	—	599	3,211	599

Non-GAAP Other Income (Expense), net	$3	$884	$(1,686)	$1,033

Percentage of Total Net Revenue	0.0%	0.6%	-0.3%	0.2%
GAAP Tax Provision (Benefit) (Note 5)	$5,326	$5,115	$8,189	$7,552
GAAP Tax Rate	37.8%	32.0%	40.3%	18.4%
Non-GAAP Tax Provision (Benefit) (Note 5)	$6,963	$6,312	$17,080	$12,724
Non-GAAP Tax Rate	35.3%	28.2%	27.6%	20.0%
GAAP Net Income	$8,767	$10,873	$12,127	$33,481
Share-based compensation expense (Note 1)	1,121	1,790	6,029	7,687
Acquisition-related revenues and expenses (Note 2)	1,898	1,976	7,567	7,741
BK Medical distributor matter inquiry related costs (Note 3)	133	1,457	12,820	2,350
Restructuring (Note 4)	858	(24)	6,185	(225)

Non-GAAP Net Income	$12,777	$16,072	$44,728	$51,034

Percentage of Total Net Revenue	9.3%	10.4%	8.8%	9.4%
GAAP Diluted Net Income Per Share	$0.70	$0.86	$0.96	$2.66
Effect of non-GAAP adjustments	$0.32	0.42	2.58	1.39

Non-GAAP Diluted Net Income Per Share	$1.02	$1.28	$3.54	$4.05

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal year 2016, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles and legal fees of $2.4 million and $9.4 pre-tax million for the three and twelve months ended July 31, 2016.

Note 3: During the three and nine months ended April 30, 2016, we incurred $0.2 million and $10.5 million of pre-tax inquiry-related costs, respectively, associated with the BK matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During the three and twelve months ended July 31, 2016, we incurred pre-tax charges of $1.4 million and $9.6 million, respectively primarily due to severance and related costs for involuntary terminated employees.

Note 5: The fiscal year 2016 non-GAAP tax rate differs from the GAAP tax rate primarily due to acquisition related amortization and the effect of the settlement of the BK matter. For the fourth quarter of fiscal year 2016, the GAAP and non-GAAP rates differ due to acquisition related amortization. Our FY15 GAAP tax rate was 18.4%, while our non-GAAP rate for the same period was 20.0%. The difference was driven primarily by stock-based compensation, as well as the BK matter and acquisition related amortization expense. For Q4 FY15 our GAAP rate was 32%, compared to 28.2% for non-GAAP. The difference was driven by the BK matter and by acquisition related amortization expense.